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                                                                   EXHIBIT 10.15


                           [GENERAL MAGIC LETTERHEAD]




August 7, 1997

CONFIDENTIAL

Linda A. Hayes
1517 Country Club Drive
Los Altos, CA 94024

Dear Linda:

We are very pleased to extend an offer to you to join the General Magic team as Vice President, Marketing, reporting to Steve Markman, Chairman of the Board, President and CEO. Your base salary will be $6,923.07 (annualized $180,000), paid bi-weekly. In addition, you will receive our standard benefit package as described in the employee handbook.

Along with your base salary and benefits, we are offering you the ability to participate in General Magic's Executive Bonus Plan. This program is based on a combination of your Management Objectives and the Company's financial performance. The payments are made annually. Your annual target bonus is set at 36 percent of your base pay which may fluctuate based on your performance on your MBO's and the company's performance. Your incentive compensation for the second half of 1997 and the first half of 1998 ($64,800) will be guaranteed. The 1997 bonus will be paid in January, 1998 and the bonus for the first half of 1998 will be paid in July 1998.

We will recommend to the General Magic Board of Directors that you be granted an incentive stock option for 130,000 shares of Common Stock. Subject to Board approval, 20% of the total number of shares under such option will vest 90 days from the date you start work; the remaining balance will vest in equal monthly increments over a four-year period, beginning on the date 90 days after the date you start work. In addition, in the event of a Transfer of Control of the Company (as defined in the Company's standard form of stock option agreement), all of the shares subject to your option will become fully vested and exercisable as of the date 10 days prior to the date of the Transfer of Control (such acceleration of vesting and exercisability conditioned on the consummation of the Transfer of Control). Except as described above, your option will be governed by and subject to the terms and conditions of the Company's Amended and Restated 1990 Stock Option Plan and standard form of stock option agreement. The exercise price of the options will be fair market value of the Company's stock on the date of the Board's action. Board meetings typically occur once a quarter, and the fair market value of the Company's stock may change based on the Company's financing activities, technical and business success, and other factors.

If General Magic, or any legal successor to General Magic, in its sole discretion, terminates your employment within twenty-four months of your date of employment for any reason (other than for just cause or upon your death, disability or voluntary resignation), (a) you will receive continuation of your base salary and the bonus you would have earned (had your employment not been terminated), less any applicable state and federal payroll taxes, for a period of six months from the date of your termination, in accordance with the company's payroll procedures then in effect, and (b) an additional 30% of the shares subject to your stock option will become vested and exercisable as of the date of your termination of employment. You will not be entitled to any other separation or similar benefits.
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The term "just cause" shall mean fraud, falsification of any Company records, or misappropriation of or intentional material damage to the property or business of the Company. The term "disability" shall mean a physical or mental infirmity which substantially impairs your ability to perform the material duties of your position for a period of at least ninety (90) consecutive calendar days.

This offer is contingent upon your completion of the General Magic Employee Proprietary Information Agreement, without modification, on your first day of work. In addition, you will also be required to provide evidence of your identity and eligibility for employment in the United States. It is imperative that you bring the appropriate documentation for verification with you on your first day of employment. You can not be put on General Magic's payroll until it is received. The required documentation is described within this package.

General Magic's employment relationship with all employees is an "at-will" arrangement where the employment relationship is voluntary and based on mutual consent. You may leave your employment at any time, and subject to the foregoing, General Magic also reserves the right to terminate your employment at any time, with or without cause.

This offer is valid until Thursday, August 7, 1997. The terms and conditions of this offer letter supersede any prior written or oral communications with you concerning employment at General Magic. Please indicate that these terms and conditions are acceptable by signing and dating the enclosed original of this letter and returning it in the envelope provided. Please retain the duplicate for your records.

Your acceptance of our offer represents a unique opportunity for us both to grow and succeed. We look forward to working with you.

Welcome to General Magic!

GENERAL MAGIC, INC.


/s/ STEVE MARKMAN
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Steve Markman
Chairman of the Board
President and CEO


Accepted by:

/s/ LINDA A. HAYES
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Linda A. Hayes

Sept. 1, 1997
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Start Date